ACQUISITION AGREEMENT

This Agreement and Plan of Reorganization is made and entered into this 25 day of May 2001 by and between Triad Industries, Inc., a Nevada Corporation and hereinafter referred to as Triad and Corporate Capital Formation, Inc., a Nevada Corporation, hereinafter referred to as CCF.

                                    RECITALS

A. Triad Industries, Inc., is a publicly held Nevada Corporation whose assets and liabilities are set forth in exhibit A attached hereto.

B. Corporate Capital Formation is a Nevada Corporation engaging in the resident agent and financial services sector.

C. The parties believe it to be in their mutual best interest for Triad to acquire 100% for the outstanding common stock of CCF from its shareholders in exchange for common voting stock.

D. The parties desire to formalize the acquisition of CCF by Triad on a stock for stock basis.

NOW THEREFORE, IN CONSIDERATION OF THEIR MUTAL PROMISES AND COVENANTS SET FORTH HEREINAFTER, THE PARTIES AGREE AS FOLLOWS:

1. Agreement: Triad will acquire 100% of the issued and outstanding stock of CCF, pursuant to the terms and conditions set forth hereunder.

2. Exchange: Upon closing, Triad will cause to issue and deliver to the shareholders of CCF 900,000 shares of common stock, par value $.001, in exchange for all the common stock outstanding of CCF, viz., 100,000 shares.

3. Business Purpose: CCF will become a wholly owned subsidiary of Triad in order to expand its financial service operations

4. Exempt Transaction: All parties acknowledge and agree that any transfer of securities pursuant to this Agreement will constitute an exempt isolated transaction and that the securities received in such transfer or exchange shall not be registered under Federal or State securities law.

5. Transfer of Securities: The parties acknowledge that the Board of Directors of Triad and the Board of Directors and shareholders of CCF have approved the terms and conditions of this agreement and exchange of stock.

6. Unregistered Securities: CCF is aware and acknowledges that the shares of Triad to be issued to CCF will be unregistered securities and may not be freely transferred by the shareholders of CCF unless subsequently registered or an exemption from registration is available. The certificate representing the shares issued has not been registered and cannot be transferred unless subsequently registered or an exemption from registration is available.

7. Default: In the event that any party defaults in performing any of its duties or obligations under the Agreement the party responsible for such default shall pay all costs incurred by the other party in enforcing its rights under the Agreement or in obtaining damages for such defaults, including cost of court and reasonable attorney fees, whether incurred through legal action or otherwise and whether incurred before or after judgment.

8. Notices: Any notices or correspondence required or permitted to be given under this Agreement may be given personally to an individual party or to an officer of registered agent of a corporate party or may be given by depositing such notice or correspondence in the U.S. mail, postage prepaid, certified or registered, return receipt requested, addressed to the party at the following address:

         Triad Industries, Inc.
         16935 W. Bernardo Drive Suite 232
         San Diego, CA 92127

         Corporate Capital Formation, Inc.
         2921 North Tenaya Way, Suite 216
         Las Vegas, NV 89128

Any notice by mail shall be deemed to be delivered on the date such notice is deposited in the U.S. mail. Any party may change its address for purposes of the Agreement by giving written notice to the other party as provided above.


9. Board of Directors: Triad will appoint one (1) director to the existing board of CCF.

10. Binding: This Agreement shall be binding upon the parties hereto and upon their respective their, representatives, successors and assigns.

11. Governing Law: This Agreement shall be governed by and construed under the laws of the State of Nevada.

12. Authority: The officers executing this Agreement in behalf of corporate parties represent that they have been authorized to execute this Agreement pursuant to resolutions of the Board of Directors of their respective corporations.

13. This Agreement may be signed in counterpart.

IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Reorganization as of the day and year first written above.


Triad Industries, Inc.                   Corporate Capital Formation, Inc.



/S/ Gary DeGano                         /S/ Brice Smith
President                                   President



/S/ Michael Kelleher                    /S/ Steve M. Coleman
Secretary                                   Secretary





                                    EXHIBITS





Financial Statements of Triad Industries, Inc.
Financial Statements of Corporate Capital Formation, Inc.


                                   CERTIFICATE

                                       OF

                             TRIAD INDUSTRIES, INC..



     The undersigned, _Gary DeGano__and Michael Kelleher hereby certify that they are the President and Secretary respectively, Triad Industries, Inc., a Nevada corporation (TRIAD) and further certify as follows:

1. That the majority of the Board of Directors of TRIAD, have approved the Acquisition Agreement dated, May 25, 2001.

2. Agree to the issuance of 900,000 shares of common stock in exchange for 100% of the common stock of Corporate Capital Formation, Inc.

     IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of this 25th day of May, 2001.



                                                     TRIAD INDUSTRIES, INC.


                                                     By: /S/ Gary DeGano
                                                     Gary DeGano, President



                                                     By:/S/ Michael Kelleher
                                                     Michael Kelleher, Secretary


                                   CERTIFICATE

                                       OF

                        CORPORATE CAPITAL FORMATION, INC.



     The undersigned, Brice Smith and Steve M. Coleman hereby certify that they are the President and Secretary respectively, Corporate Capital Formation, Inc., a Nevada corporation (CCF) and further certify as follows:

     1. That the majority of the Board of Directors of Corporate Capital Formation, Inc., approved the Acquisition Agreement dated, May 25, 2001.

     2. 100% of the shareholders of 100,000 shares of common stock approved the acquisition by consent, which is attached hereto and made a part hereof.


     IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of this 25th day of May, 2001.



                                            CORPORATE CAPITAL FORMATION, INC.


                                            By: /S/ Brice Smith
                                            Brice Smith, President



                                            By: /S/ Steve M. Coleman
                                            Steve M. Coleman, Secretary